UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2018

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 9, 2018, investors (the “Lenders”) of Bionik Laboratories Corp. (the “Company”) subscribed for convertible promissory notes (the “Notes”) and loaned to the Company an aggregate of approximately $296,000 (the “Loans”). The Loans represent additional tranches borrowed pursuant to an up to $14,000,000 convertible note offering (the “Aggregate Loan”), for total borrowed principal through February 9, 2018 of approximately $1,806,000.

The Company intends to use the net proceeds from the Loans for the Company’s working capital and general corporate purposes.

The Loans bear interest at a fixed rate of 3% per month, beginning on the Issue Date (as defined in the Notes). Interest will be computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on the earlier of: (a) March 31, 2018 (extended from January 31, 2018) and (b) the consummation of a Qualified Financing (as defined in the Notes) (the “Maturity Date”).

The Notes will be convertible into equity of the Company upon the following events on the following terms:

•	On the Maturity Date without any action on the part of the Lenders, the outstanding principal and accrued and unpaid interest under the Notes will be converted into shares of New Round Stock (as defined in the Notes) based upon a fifteen percent (15%) discount to the lesser of (i) (A) the VWAP (as defined in the Notes) average of the last 30 days ending on the closing of the Qualified Financing (or, in the event of multiple closings, the lowest VWAP average of the last 30 days ending on each closing of a Qualified Financing) in the event of a Maturity Date referred to in clause (b) of the definition thereof, or (B) the VWAP average of the last 30 days before the Maturity Date in the event of a Maturity Date referred to in clause (a) of the definition thereof, and (ii) $0.18.

•	Upon a Change of Control transaction (as defined in the Notes) prior to the Maturity Date, the (a) outstanding principal and (b) accrued and unpaid interest under the Notes would, at the election of the holders of a majority of the outstanding principal of the notes, be either (i) payable upon demand as of the closing of such Change of Control transaction or (ii) convertible into shares of the Company’s common stock immediately prior to such Change of Control transaction at a price per share equal to the lesser of (A) the VWAP average of the last 30 days before the date of consummation of the Change of Control, or (B) the per share consideration to be received by the holders of the Company’s common stock in such Change of Control transaction.

The Notes contain customary events of default, which, if uncured, entitle the Lenders to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, their Notes.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K relating to the issuance of the Notes is incorporated by reference herein. The Notes and, unless subsequently registered, the shares underlying the Notes, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

Item 8.01	Other Events.

On February 13, 2018, the Company issued a press release announcing its financial results for the third quarter ended December 31, 2017. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2018

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer